UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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AMERICAN FINANCIAL GROUP, INC.

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One East Fourth Street
Cincinnati, Ohio 45202

Notice of Annual Meeting of Shareholders
and Proxy Statement

To be Held on May 12, 2010
Dear Shareholder:
We invite you to attend our Annual Meeting of Shareholders on Wednesday, May 12, 2010, in Cincinnati, Ohio. In connection with the meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and senior executives.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.
We are pleased once again to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2009 Annual Report. The Notice contains instructions on how to access and review those documents over the internet. The Notice also instructs you on how to submit your proxy over the internet. We believe that this process will allow us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
We want your shares to be represented at the meeting and urge you to vote using our internet or telephone voting systems or by promptly returning a properly completed proxy card.

Sincerely,

James C. Kennedy
Vice President,
Deputy General Counsel & Secretary
Cincinnati, Ohio
March 26, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF AMERICAN FINANCIAL GROUP, INC.

Date:	Wednesday, May 12, 2010

Time:	11:30 a.m. Eastern Daylight Saving Time

Place:	The Cincinnatian Hotel Second Floor — Filson Room 601 Vine Street Cincinnati, Ohio 45202

Purpose:	1. Elect ten directors
2. Ratify Independent Registered Public Accounting Firm
3. Amend the Company’s 2005 Stock Incentive Plan to increase the shares available for grant from 7,500,000 to 10,500,000
4. Conduct other business if properly raised

Record Date:	March 15, 2010 — Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of the notice of availability of this proxy statement and accompanying proxy card is April 1, 2010.
Your vote is important.
If you are a shareholder of record, you can vote your shares via the internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.
Because rules governing how brokers may vote your shares have recently changed, brokers may no longer use discretionary authority to vote your shares on the election of directors if they have not received instructions from you. Please vote your proxy so that your vote may be counted.

The Company makes available, on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.AFGinc.com) and click on the “SEC Filings” tab at the left under the “Investor Relations” page. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and schedules, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Investor Relations
American Financial Group, Inc.
580 Walnut Street, Floor 9 East
Cincinnati, Ohio 45202

GENERAL INFORMATION
Record Date; Shares Outstanding
As of March 15, 2010, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had 111,392,869 shares of common stock deemed outstanding and eligible to vote. This number does not include 14,940,627 shares held by subsidiaries of AFG. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.
Proxies and Voting Procedures
Shareholders of record can vote by mail, via the internet or by telephone. Internet and telephone voting information is provided on the proxy card. If you vote via the internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote by mail, or via the internet or by telephone if these options are offered by the bank or broker. You may vote by telephone or internet 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Saving Time, the day before the meeting. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope.
If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.
Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of AFG’s Board of Directors, without additional compensation. AFG will pay all costs of soliciting proxies. In addition, AFG will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons, and AFG will reimburse them for their expenses.
If a choice is specified on a properly executed proxy card, the shares will be voted accordingly. If a proxy card is signed without a preference indicated, those shares will be voted “FOR” the election of the ten nominees proposed by the Board of Directors, “FOR” the ratification of the Company’s independent registered public accounting firm, and “FOR” the proposal to amend the 2005 Stock Incentive Plan to increase the maximum number of shares authorized for issuance under the plan. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein.
Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. However, unlike previous years, a bank or broker no longer has discretion to cast votes with respect to the election of directors unless they have received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your vote with respect to directors is counted.
With respect to Proposal No. 1, the ten nominees who receive the greatest number of votes will be elected. With respect to Proposal Nos. 2 and 3, the proposal will be adopted only if it receives approval by a majority of the votes cast.

Retirement and Savings Plan Participants
If you are a participant in the Company’s retirement and savings plan with a balance in the AFG Common Stock Fund, the accompanying proxy card shows the number of shares of common stock attributed to your account balance, calculated as of the record date. In order for your plan shares to be voted in your discretion, you must vote at least two business days prior to the day of the meeting (by the end of the day on May 7, 2010) either by internet, telephone, or returned properly signed proxy card. If you choose not to vote or if you return an invalid or unvoted proxy card, the Administrative Plan Committee will vote your plan shares in the Committee’s sole discretion. Individual plan participants’ votes will be processed by the plan trustee, and will not be disclosed to the Company.
Revoking a Proxy
Whether you vote by mail, via the internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the internet or by telephone at a later time, delivering a written notice of revocation to the Company’s corporate secretary, addressed as set forth below under “Communications with Directors,” or voting in person at the meeting.
Cumulative Voting
Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. The ten nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Company’s corporate secretary not less than 48 hours before the time fixed for the holding of the meeting.
Adjournment and Other Matters
Approval of a motion for adjournment, postponement or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management has not received proper notice of other matters to be presented at the meeting other than those stated in this document.
MATTERS TO BE CONSIDERED
Proposal No. 1▶ Elect Ten Directors
The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating senior management performance.
Upon the recommendation of the Corporate Governance Committee (the “Governance Committee”), the Board of Directors has nominated ten individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than ten nominees. Each nominee is a current director and brings a strong and unique background and set of qualifications to the Board, giving the Board as a whole competence and experience in a wide variety of areas central to the Company’s businesses, including corporate governance and board service, executive management and entrepreneurial experience and insurance, finance and accounting expertise.

The nominees for election to the Board of Directors are:

Carl H. Lindner Director since 1959	For more than ten years, Mr. Lindner has served as the Chairman of the Board, and until January 2005, also served as Chief Executive Officer of the Company. Mr. Lindner began working in 1940 in his family’s Norwood, Ohio cash-and-carry dairy market. That store was the origin of the Lindner family’s United Dairy Farmers, Inc. convenience store chain and launched Mr. Lindner’s career as self-made businessman and entrepreneur. Mr. Lindner founded American Financial Corporation (“AFC”), the predecessor to the Company. Mr. Lindner served as AFC’s Chairman of the Board and Chief Executive Officer from its founding in 1959, leading its entry into the insurance industry. Until 2007, Mr. Lindner served as Chairman of the Board of Directors of Great American Financial Resources, Inc., a subsidiary of the Company that markets tax-deferred annuities principally to employees of educational institutions and offers life and health insurance products. Mr. Lindner served on the Board of Advisors to the University of Cincinnati College of Business Administration and the University of Cincinnati has recognized his significant contributions to the College of Business Administration by awarding Mr. Lindner with the honorary degree of Doctor of Commercial Science and recognized Mr. Lindner with the dedication of Carl H. Lindner Hall and the creation of the Carl H. Lindner Medal for Outstanding Business Achievement awarded annually. In 1991, Xavier University awarded Mr. Lindner with an honorary degree of Doctor of Humanities and dedicated the Carl H. Lindner Family Physics Building, the final facility completing Xavier’s Science Center. He was inducted into the Greater Cincinnati Business Hall of Fame in 2008. Mr. Lindner’s career, first as a self-made businessman and entrepreneur, next as an established principal executive officer during the growth of privately-held and publicly traded companies, and, most importantly, as the founder and driving vision behind the Company, uniquely qualifies him to serve as the Chairman of the Board of Directors of the Company.

Carl H. Lindner III Director since 1991	He has been Co-Chief Executive Officer and Co-President since January 2005, and since 1996, Mr. Lindner has served as Co-President of the Company. For over ten years, Mr. Lindner has been President of Great American Insurance Company, a subsidiary of the Company, and has been principally responsible for the Company’s property and casualty insurance operations. The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as with its core property and casualty insurance operations, makes his service on the Board of Directors extremely beneficial to the Company given the nature of its businesses.

S. Craig Lindner Director since 1985	He has been Co-Chief Executive Officer and Co-President since January 2005, and since 1996, Mr. Lindner has served as Co-President of the Company. For more than ten years, Mr. Lindner has been President of our Great American Financial Resources, Inc. subsidiary, and has been principally responsible for the Company’s annuity and supplemental health insurance operations. For more than ten years, he has served as President of American Money Management Corporation, a subsidiary that provides investment services for the Company and certain of its affiliated companies. Until April 2007, Mr. Lindner was a director of National City Corp. (now a part of PNC Financial Services Group, Inc.). The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as with its core annuity and supplemental health insurance operations and the Company’s investment portfolio, makes his service on the Board of Directors extremely beneficial to the Company given the nature of its businesses.

Kenneth C. Ambrecht Director since 2005	(Member of the Compensation Committee; Member of the Corporate Governance Committee) Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years. In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financial transactions. From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital. For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division. In September 2009, he joined the Board of Directors of Spectrum Brands, Inc., a global consumer products company. For more than five years, Mr. Ambrecht has been a member of the Boards of Directors of Fortescue Metals Group Limited, an Australian mining company. Until February 2010, he served on the Board of Directors of Dominion Petroleum Ltd., a Bermuda domiciled company dedicated to exploration of oil and gas reserves in east and central Africa and until 2007 he was a member of the Board of Directors of Great American Financial Resources, Inc. The Board believes that Mr. Ambrecht’s knowledge and experience in the areas of corporate finance and capital markets benefit the Company in light of its businesses.

Theodore H. Emmerich Director since 1988	(Chairman of the Audit Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney, a predecessor to Ernst & Young. He currently serves on the Board of Trustees of the Christ Hospital, the University of Cincinnati Foundation, and as President and Treasurer of the Elizabeth Gamble Deaconess Home Association, each in Cincinnati, Ohio. He formerly served as a director of Summit Mutual Funds, Inc., Victory Mutual Funds, Inc., American Steel & Wire Corp., and Citicasters, Inc. In his capacity as a certified public accountant and managing partner of Ernst and Whinney, Mr. Emmerich developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and qualify him as an “audit committee financial expert” under SEC guidelines. Mr. Emmerich’s experience with one of the Big Four accounting firms, both as a certified public accountant and in a managerial role, qualify him for membership on the Company’s Board and Audit Committee. The Board believes that the Company is benefitted by Mr. Emmerich’s understanding of accounting and financial reporting, disclosures and controls, and managerial experience, all of which began in his years with Ernst and Whinney.

James E. Evans Director since 1985	For more than ten years, Mr. Evans has served as Senior Vice President and General Counsel of the Company. Prior to that he also served as Vice President and General Counsel to AFC beginning in 1976. He began his career in the private practice of law with Keating Muething & Klekamp PLL in 1971. The Board believes that Mr. Evans’ experience with the legal issues surrounding the Company specifically, as well as his legal expertise generally, render his Board service invaluable to the Company.

Terry S. Jacobs Director since 2003	(Chairman of the Compensation Committee; Member of the Audit Committee) Mr. Jacobs has served as Chairman and CEO of The JFP Group, LLC, a real estate development company, since September 2005. Since September 2008, he has served as Chairman and Chief Executive Officer of Jamos Capital, LLC, a private equity firm specializing in alternative investment strategies. From its founding in 1996 until September 2005, Mr. Jacobs was Chairman of the Board and CEO of Regent Communications, Inc., a holding company in the radio broadcasting business (“Regent”). Mr. Jacobs is a Fellow of the Casualty Actuarial Society (“FCAS”), a professional organization focused on applying actuarial science to property, casualty and similar risk exposures and a Member of the American Academy of Actuaries (“MAAA”). For more than five years he has served as a director of Global Entertainment Corp. and he has served on the Board and Executive Committee of the National Football Foundation and College Hall of Fame, Inc. Mr. Jacobs was a director of Capital Title Group, Inc. until its merger with Landamerica Financial Group, Inc. in 2006. Mr. Jacobs’ service with Regent as well as principal executive officer experience at two privately-held companies qualify him for membership on the Company’s Board and as an “audit committee financial expert” under SEC guidelines. Specifically, Mr. Jacobs’ position at Regent provided him with significant knowledge of and experience in capital management and allocation, public company financial statement preparation and strategic investment, the latter of which is also bolstered by Mr. Jacobs’ private equity experience. Through his FCAS and MAAA memberships, Mr. Jacobs has developed significant experience in understanding and critically assessing the myriad risks in the property and casualty insurance industry, which the Board believes is valuable to the Company.

Gregory G. Joseph Director Since 2008	(Member of the Audit Committee; Member of the Corporate Governance Committee) For more than five years, Mr. Joseph has been Executive Vice President, an attorney, and a principal of Joseph Automotive Group, a Cincinnati, Ohio-based company that manages a number of automobile dealerships and certain real estate holdings. From February 2003 until May 2008, he served on the board of directors of Infinity Property & Casualty Corporation (“IPCC”), an insurance company primarily offering personal automobile insurance, the last two years as the lead director. Since 2005, Mr. Joseph has served on the Board of Trustees of Xavier University, a private university located in Cincinnati, Ohio. Mr. Joseph’s service as the lead director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Joseph’s service at IPCC provided him with significant knowledge of and experience in the business operations of a publicly-traded insurance holding company, which is beneficial to the Company in light of the many issues applicable to the insurance industry.

William W. Verity Director since 2002	(Chairman of the Corporate Governance Committee; Member of the Compensation Committee) Mr. Verity has been President of Verity & Verity, LLC (formerly known as Veritas Asset Management, LLC), an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. Previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components (“Encor”) and worked as an associate in corporate finance at Alex. Brown & Sons, an investment bank, from 1985 to 1987. From 1994 to 2002, he served on the Board of Directors of Chiquita Brands International, Inc. (“Chiquita”), a leading international food products marketer and distributor. Mr. Verity’s position as the principal executive officer of a privately held company, his seven years of experience with complex asset management issues as a result of his position with Verity & Verity, LLC, and his service on the Board of Chiquita, an NYSE listed, Fortune 500 company, qualify him for membership on the Company’s Board and Corporate Governance and Compensation Committees. In addition, Mr. Verity’s executive consulting experience provides him insight into high-level corporate governance, executive compensation matters and business management matters, all of which the Company and the Board deal with on a regular basis.

John I. Von Lehman Director since 2008	(Member of the Audit Committee, Member of the Corporate Governance Committee) Mr. Von Lehman began his career as a certified public accountant for Haskins & Sells, a predecessor of Deloitte, LLP. For more than five years until his retirement in 2007, Mr. Von Lehman served as Executive Vice President, Chief Financial Officer, Secretary and a director of The Midland Company, an Ohio-based provider of specialty insurance products (“Midland”). He serves on the Board of Trustees of Ohio National Mutual Funds and a number of Cincinnati-based charitable organizations. Mr. Von Lehman’s 18 years of service as CFO and director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Von Lehman’s position at Midland provided him with significant knowledge of and experience in property and casualty insurance operations, investment portfolio oversight, capital management and allocation and public company financial statement preparation. In his capacity as a certified public accountant and Chief Financial Officer of Midland, Mr. Von Lehman developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and which qualify him as an “audit committee financial expert” under SEC guidelines. The depth in his understanding of internal control over financial reporting and risk assessment skills that evolved in his experience with Midland constitute attributes that the Board believes benefit the Company in light of its businesses.
Carl H. Lindner is the father of Carl H. Lindner III and S. Craig Lindner. All of the nominees were elected directors at the last annual meeting of shareholders of the Company held on May 14, 2009. See “Management” and “Director Compensation” below for additional information concerning the background, securities holdings, remuneration and other matters relating to the nominees.
Certain entities affiliated with the JFP Group, LLC are involved in related civil actions brought by lenders to commercial real estate development projects owned or managed by JFP Group, LLC or its affiliates. Mr. Jacobs is a member, manager or guarantor of each of these entities. In November and December 2009, this litigation resulted in several foreclosure actions, and in at least two cases, the appointment of a receiver to oversee properties. Settlement negotiations are ongoing with respect to the litigation and underlying loans. The Board does not consider these actions as an impediment to Mr. Jacobs’ ability to faithfully and productively serve as a director of the Company.
In March 2002, Chiquita completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of the prior year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner was an executive officer of Chiquita at the time of the filing.
The Board of Directors recommends that shareholders vote FOR the election of these ten nominees as directors.
Proposal No. 2▶ Ratification of the Company’s Independent Registered Public Accounting Firm
The Company’s Audit Committee Charter provides that the Audit Committee shall appoint annually an independent registered public accounting firm to serve as auditors. In February 2010, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s registered public accounting firm for 2010.
Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company whether or not the shareholders ratify the appointment.
Audit Fees and Non-Audit Fees
The following table presents fees for professional services performed by Ernst & Young for the years ended December 31, 2009 and December 31, 2008.

	2009	2008
Audit fees (1)	$5,676,000	$5,200,000
Audit related fees (2)	169,000	135,000
Tax fees (3)	45,000	35,000
All other fees	2,000	3,000

Total	$5,892,000	$5,373,000

(1)	These aggregate fees were for audits of the financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), subsidiary insurance company audits, reviews of SEC filings, and quarterly reviews.

(2)	These fees related to SAS 70 internal audit reports and due diligence services.

(3)	These fees relate primarily to review of federal and state tax returns.
Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions from shareholders.
The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2010.

Proposal No. 3▶ Proposal to Amend the 2005 Stock Incentive Plan
On February 11, 2010, the Board of Directors amended the Company’s 2005 Stock Incentive Plan (which we refer to as the 2005 Plan), subject to shareholder approval at the annual meeting, to increase the maximum number of shares of common stock which are available for issuance under the 2005 Plan from 7,500,000 (the maximum number of shares available for issuance after an adjustment made pursuant to the terms of the 2005 Plan as a result of the Company’s 3-for-2 stock split effective December 15, 2006) to 10,500,000. In each case, such share amounts are subject to anti-dilution provisions.
As of December 31, 2009, and since the inception of the 2005 Plan, 5,615,670 shares of common stock had been issued, or were reserved for issuance upon exercise of outstanding stock options. Additionally, as of December 31, 2009, 3,562,638 shares of common stock remain reserved for issuance, upon exercise of stock options previously granted under the Company’s 2001 Stock Option Plan, the predecessor to the 2005 Plan. At December 31, 2009, only 1,884,330 shares remained available for grant under the 2005 Plan. Following the annual equity grant to officers and employees in February 2010, that number was reduced to approximately 640,000 shares remaining available.
The Board of Directors believes that the amendment is necessary to permit the continued use of equity awards, which provide a powerful incentive for employees to increase the value of the Company for all shareholders and are an important component of AFG’s compensation program for employees of the Company and its subsidiaries.
All employees of the Company and its subsidiaries are eligible to receive awards under the 2005 Plan. As the 2005 Plan is an “omnibus” stock plan, it provides for a variety of equity award vehicles, including the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units and stock awards. The 2005 Plan does not permit the repricing of options or stock appreciation rights without the approval of shareholders and does not contain an “evergreen” provision to automatically increase the number of shares issuable.
The Compensation Committee regularly reviews the equity overhang and manages the number of annual awards in administering the 2005 Plan. Equity overhang represents all stock incentives granted and available for future grant under plans as a percentage of outstanding shares (plus shares that could be issued pursuant to plans). Annual awards represent the sum of option awards, non-performance restricted stock awards, and performance-based restricted stock awards vesting in a year as a percentage of outstanding shares at the end of the year. In approving this amendment, the Board reviewed both the equity overhang and the rate of annual awards and determined that both are reasonable.
Set forth below is (i) a summary of the principal features of the 2005 Plan, (ii) information about securities subject to awards under the 2005 Plan; and (iii) a summary of the federal income tax consequences of the 2005 Plan. Except the proposed increase in authorized shares, the 2005 Plan will remain in effect as previously adopted by shareholders. The summary below does not purport to be complete and is qualified in its entirety by reference to the 2005 Plan included with the proxy materials provided to shareholders in connection with the 2005 Annual Meeting of Shareholders. In the event and to the extent that this summary is inconsistent with the 2005 Plan, the 2005 Plan shall govern.
Plan Administration
The selection of employee participants in the 2005 Plan, the level of participation of each participant and the terms and conditions of all awards are approved by the Compensation Committee, which is comprised solely of “independent directors” for purposes of any applicable stock exchange or other listing standards, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee has full authority to interpret the 2005 Plan, to prescribe, amend and rescind rules and regulations relating to the 2005 Plan, and to make all other determinations necessary or advisable for the administration of the 2005 Plan. The Committee may delegate authority to administer the 2005 Plan as it deems appropriate, subject to the express limitations set forth in the 2005 Plan.

Limits on Plan Awards
The number of shares available for issuance pursuant to stock options, stock appreciation rights, restricted stock awards, restricted stock units and stock awards under the 2005 Plan is limited to the aggregate number approved by shareholders. A participant may receive multiple awards under the 2005 Plan.
In the first quarter of 2010, 2009 and 2008, the Company granted employee stock options to purchase 1,130,050, 1,249,100, and 1,501,575 shares, respectively, and granted 115,282, 79,801, and 0 shares of restricted stock, respectively, under the 2005 Plan. In each of these years, the aggregate grant represented less than 1.4% of the Company’s shares outstanding at the date of grant.
Shares to be delivered under the 2005 Plan are typically authorized but unissued shares of Company common stock, but treasury shares or shares purchased in the open market or otherwise may also be delivered. To the extent that any award payable in shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made, the shares covered thereby are no longer counted against the maximum share limitation and may again be made subject to awards under the 2005 Plan. Any awards settled in cash are not counted against the maximum share reserve under the 2005 Plan. Any shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or payment of an award are not returned to the number of shares available for issuance under the 2005 Plan.
Eligibility and Participation
All of the full-time employees of the Company and its subsidiaries are eligible to participate in the 2005 Plan, with the Compensation Committee having sole authority, in its discretion, to choose those eligible employees who will be participants in the 2005 Plan. Since its inception, awards under the 2005 Plan have been made to approximately 500 key employees of the Company or a subsidiary.
Types of Plan Awards
The 2005 Plan provides for a variety of equity instruments to preserve flexibility. The types of securities that may be issued under the 2005 Plan are described below.
Stock Options
Stock options granted under the 2005 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The price of any stock option granted may not be less than the fair market value of the Company common stock on the date the option is granted. The option price may be paid in cash, shares of Company common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee. The Compensation Committee determines the terms of each stock option grant at the time of the grant with options generally terminating after a ten-year period from the date of the grant. The Committee specifies at the time each option is granted the time or times at which and in what proportions an option becomes vested and exercisable and may accelerate the vesting of options at any time. In general, unless otherwise determined by the Committee, a stock option expires (i) 12 months after termination of employment, if employment ceases due to death, (ii) immediately, upon the violation of any written employment, confidentiality or noncompetition agreement between the Company and the participant, (iii) after specified periods of up to two years, depending upon the term of service of the participant with the Company and its subsidiaries, upon disability or retirement, or (iv) 90 days after termination if employment ceases for any other reason.
Stock Appreciation Rights
A stock appreciation right (which we refer to as an SAR) entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Company common stock on the date of settlement over the base price of the right, multiplied by the applicable number of shares of Company common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Company common stock on the date of grant. The Compensation Committee determines the vesting requirements and the payment and other terms of an SAR, including the effect of termination of service of a participant and may accelerate the vesting of SARs at any time. Generally, all SARS terminate after the ten-year period from the date of the grant. SARs may be payable in cash or in shares of Company common stock or in a combination of both.
Restricted Stock
A restricted stock award represents shares of Company common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Subject to the transfer restrictions and vesting requirements of the award, the participant has the same rights as one of the Company’s shareholders, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.
Stock Units
An award of stock units provides the participant the right to receive a payment based on the value of a share of Company common stock. Stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. A stock unit award may also be granted on a fully vested basis, with a deferred payment date. Stock unit awards are payable in cash or in shares of Company common stock or in a combination of both. Stock units may also be granted together with related dividend equivalent rights.
Stock Awards
A stock award represents shares of Company common stock that are issued free of restrictions on transfer and free of forfeiture conditions and as to which the participant is entitled to all the rights of a shareholder. A stock award may be granted for past services, in lieu of bonus or other cash compensation, or for any other valid purpose as determined by the Compensation Committee.
Vesting of Awards
Vesting requirements for any awards under the 2005 Plan may be based on the continued service of the participant for a specified time period, the attainment of specified performance goals established by the Compensation Committee, or both.
Effect of Change in Control
Awards under the 2005 Plan are generally subject to acceleration, becoming exercisable in full upon the occurrence of a “change in control” (as defined in the 2005 Plan) transaction with respect to the Company.
Limited Transferability
Except with respect to the transferability of stock options as discussed above, all awards granted under the 2005 Plan are nontransferable except upon death or under a qualified domestic relations order, or in the case of nonqualified options only, during the participant’s lifetime to immediate family members of the participant and others as may be approved by the Compensation Committee.
Adjustments for Corporate Changes
In the event of recapitalizations, reclassifications or other specified events affecting the Company or shares of Company common stock, appropriate and equitable adjustments may be made to the number and kind of shares of Company common stock available for grant, as well as to other maximum limitations under the 2005 Plan, and the number and kind of shares of Company common stock or other rights and prices under outstanding awards.

Term, Amendment and Termination
The 2005 Plan has a term expiring on the tenth anniversary of its effective date, unless terminated earlier by the Board of Directors. The Board may at any time and from time to time and in any respect amend or modify the 2005 Plan. The Board may seek the approval of any amendment or modification by the Company’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the New York Stock Exchange or another exchange or securities market or for any other purpose. No amendment or modification of the 2005 Plan will adversely affect any outstanding award without the consent of the participant or the permitted transferee of the award.
Tax Treatment of Awards
Incentive Stock Options
An incentive stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. The Company will be entitled to a deduction for federal income tax purposes, in the year of a disqualifying disposition, of the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.
Non-Qualified Stock Options
A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.
The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.
If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights
Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the base price will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of an SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement. The federal income tax treatment of SARs may be effected beginning in 2005 by recently enacted changes in the Code.
Other Awards
The current United States federal income tax consequences of other awards authorized under the 2005 Plan are generally in accordance with the following: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) stock unit awards are generally subject to ordinary income tax at the time of payment; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.
Section 162(m)
Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. The 2005 Plan is intended to enable the Compensation Committee to grant awards that will be exempt from the deduction limits of Section 162(m), but there can be no assurances in this regard.

Plan Benefits
Future benefits under the 2005 Plan, if any, and their allocation to any person or group of persons are not currently determinable. The following table discloses the awards made pursuant to the 2005 Plan in 2009, which are not necessarily representative of future awards that may be made under the 2005 Plan.

	Number of	Dollar Value of
	Common	Common	Number of	Dollar Value of
Name and Principal Position	Shares	Shares	Options	Options (1)
Carl H. Lindner III Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	11,250	$214,875	37,500	$219,375
S. Craig Lindner Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	11,250	$214,875	37,500	$219,375
Keith A. Jensen Senior Vice President (Principal Financial Officer)	7,500	$143,250	25,000	$146,250
James E. Evans Senior Vice President and General Counsel	9,375	$179,063	31,250	$182,813
Thomas E. Mischell Senior Vice President — Taxes	6,563	$125,353	21,875	$127,969

(1)	Amount represents the grant date fair value which will be expensed for financial statement reporting purposes over the vesting period of the options in accordance with FASB Accounting Standards Codification (“ASC”) 718, rather than an amount paid to or realized by the named executive officer. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized. A discussion of the assumptions used in calculating these values may be found in Note J beginning on page F-24 to Company’s Annual Report on 10-K for the fiscal year ended December 31, 2009.
On March 15, 2010, the average of the high and low trading price of our Common Stock on the New York Stock Exchange was $27.27 per share.
Approval of the 2005 Plan amendment requires the affirmative vote of the majority of the shares voting at the meeting in person or by proxy.
The Board of Directors recommends that shareholders vote FOR the proposal to approve the amendment to the American Financial Group, Inc. 2005 Stock Incentive Plan.

PRINCIPAL SHAREHOLDERS
The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding common stock as of February 26, 2010:

	Amount and Nature of Beneficial Ownership
			Obtainable
Name and Address	Common Stock		upon Exercise of
Of Beneficial Owner	Held (1)		Options (2)	Total	Percent of Class
Carl H. Lindner One East Fourth Street Cincinnati, Ohio 45202	6,153,275	(3)	—	6,153,275	5.5%

Carl H. Lindner III One East Fourth Street Cincinnati, Ohio 45202	9,573,278	(4)	478,500	10,051,778	9.0%

S. Craig Lindner One East Fourth Street Cincinnati, Ohio 45202	9,057,643	(5)	396,000	9,453,643	8.5%

The American Financial Group, Inc. 401(k) Retirement and Savings Plan One East Fourth Street Cincinnati, Ohio 45202	5,962,740	(6)	—	5,962,740	5.4%

(1)	Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(2)	Represents shares of common stock that may be acquired within 60 days of February 26, 2010 through the exercise of options granted under the Company’s 2001 Stock Option Plan or 2005 Stock Incentive Plan.

(3)	Includes 2,107,943 shares held by his spouse individually and as trustee with voting and dispositive power and 306,939 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest.

(4)	Includes 34,901 shares held by his spouse in a trust over which she has voting and dispositive power, 2,376 shares held by one of his nieces, 1,468,500 shares held by a limited liability company over which he holds dispositive but not voting power, 339,257 shares held in two trusts over which his spouse has dispositive power, 2,675,000 shares owned by a limited liability company over which he shares voting and dispositive power, and 99,906 shares held in a charitable trust over which he shares voting and dispositive power. Includes 19,945 shares held in a foundation over which shares he has voting and dispositive power.

(5)	Includes 22,596 shares held by his spouse as custodian for their minor child, 110,162 shares held in trust for the benefit of his spouse over which shares she has voting and dispositive power, 1,456,571 shares held in trust for the benefit of his children, over which shares his spouse has dispositive power, 1,485,000 shares held by a limited liability company over which he holds dispositive but not voting power, 2,675,000 shares owned by a limited liability company over which he shares voting and dispositive power, and 99,906 shares held in a charitable trust over which he shares voting and dispositive power. Includes 14,339 shares held in a trust for the benefit of his niece, over which shares he has voting and dispositive power. Also includes 27,144 shares beneficially owned through a Company retirement plan over which he has voting and dispositive power. Mr. Lindner has pledged 2,369,802 shares as collateral under loan agreements.

(6)	The members of the Administrative Plan Committee of the American Financial Group, Inc. 401(k) Retirement and Savings Plan (the “401(k) RASP”), Sandra W. Heimann, Thomas E. Mischell and Mark F. Muething direct the disposition of the securities held by the 401(k) RASP and may direct the voting of 401(k) RASP shares for which valid voting instructions have not been received from participants at least two days prior to the meeting. Mrs. Heimann and Mr. Mischell are senior executives of the Company, and Mr. Muething is a senior executive of the Company’s Great American Financial Resources, Inc. subsidiary. See “General Information — Retirement and Savings Plan Participants” on page 2 of this proxy statement.

MANAGEMENT
The directors, nominees for director and executive officers of the Company are:

			Director or
	Age(1)	Position	Executive Since

Carl H. Lindner	90	Chairman of the Board	1959
Carl H. Lindner III	56	Co-Chief Executive Officer, Co-President and a Director	1979
S. Craig Lindner	55	Co-Chief Executive Officer, Co-President and a Director	1980
Kenneth C. Ambrecht	64	Director	2005
Theodore H. Emmerich	83	Director	1988
James E. Evans	64	Senior Vice President, General Counsel and Director	1976
Terry S. Jacobs	67	Director	2003
Gregory G. Joseph	47	Director	2008
William W. Verity	51	Director	2002
John I. Von Lehman	57	Director	2008
Keith A. Jensen	59	Senior Vice President	1999
Thomas E. Mischell	62	Senior Vice President — Taxes	1985

(1)	As of March 31, 2010.
Keith A. Jensen has served as Senior Vice President of the Company for over five years. Since January 2005, he has also served as the Company’s chief financial officer. Mr. Jensen was a partner with Deloitte & Touche LLP for over eleven years prior to joining the Company.
Thomas E. Mischell has served as Senior Vice President — Taxes of the Company for over five years.
Information regarding all directors of the Company is set forth above under “Matters to be Considered — Proposal No. 1 — Elect Ten Directors.”
Leadership Structure
The Company’s leadership structure has evolved significantly since our predecessor, American Financial Corporation, was founded more than five decades ago. Carl H. Lindner is the current Chairman of the Board of Directors of the Company. Mr. Lindner served as the Chief Executive Officer of the Company until January 2005 and prior to that had been the Chairman of the Board and Chief Executive Officer of AFC.
The Company has two principal executive officers: Carl H. Lindner III and S. Craig Lindner, each of whom serves as a Co-Chief Executive Officer, Co-President and a director of the Company. Carl H. Lindner III also serves as President of Great American Insurance Company and is primarily responsible for AFG’s property and casualty insurance operations and investor relations. S. Craig Lindner also serves as President of Great American Financial Resources, Inc. and American Money Management Corporation and is primarily responsible for AFG’s annuity and supplemental health insurance operations and investments. While each Co-CEO functions within a clearly defined role with respect to the day-to-day operations of the Company, both Co-CEOs work closely with one another and are significantly involved in all aspects of Company management so that either could succeed the other in the event such a need arose.
The Board of Directors believes that the Company’s leadership structure, including the separation of the principal executive officer position from that of Chairman of the Board, aids in succession planning and provides the Company with significant executive depth and leadership experience. The Board has determined that the Company’s leadership structure is appropriate given the scope of the Company’s business, the nature of the responsibilities of the Co-Chief Executive Officers and the views of the Company’s shareholders as evidenced by the voting results of recent director elections and in connection with shareholder proposals regarding the Company’s management. To the extent it deems necessary, the Board intends to review the leadership structure of the Company from time to time and in the event of any potential change in the persons serving as executive officers, although no potential change is contemplated at this time.
Risk Oversight
The Company believes the role of management, including the named executive officers, is to identify and manage risks confronting the Company. The Board of Directors plays an integral part in the Company’s risk oversight, particularly in reviewing the processes used by management to identify and report risk, and also in monitoring corporate actions so as to minimize inappropriate levels of risk. A discussion of risks which the Company faces is conducted at each regularly scheduled meeting of the Board of Directors, and in many committee meetings.
The Company’s leadership structure and overall corporate governance framework is designed to aid the Board in its oversight of management responsibility for risk. The Audit Committee of the Board of Directors serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002. Inherently, part of this review involves an evaluation of whether our financial reporting and internal reporting systems are adequately reporting the Company’s exposure to certain risks. In connection with this evaluation, the Audit Committee has, from time to time, considered whether any changes to these processes are necessary or desirable. While it has concluded that no such changes are warranted at this time, the Audit Committee will continue to monitor the Company’s financial reporting and internal reporting processes.
As more fully described in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee takes an active role in overseeing risks relating to AFG’s executive compensation programs, plans and practices. Specifically, the Compensation Committee reviews the risk profile of the components of the executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and considers the risks an executive officer might be incentivized to take with respect to such components with special attention given to establishing a mix among these components that does not encourage excessive risk taking.
The Corporate Governance Committee contributes to the Company’s risk oversight process by frequently reviewing the Company’s Corporate Governance Guidelines and Board committee charters to ensure that they continue to comply with any applicable laws, regulations, and stock exchange or other listing standards, as each are subject to change from time to time. The Corporate Governance Committee also oversees the director nomination process, the overall Board reporting structure and the operations of the individual committees.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports. As a practical matter, AFG assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on the Company’s involvement in the preparation and review of these reports, the Company believes that all filing requirements were met in 2009, except that a transaction by Carl H. Lindner III involving his account in AFG’s 401(k) RASP was not timely reported on Form 4.

Securities Ownership
The following table sets forth information, as of February 26, 2010, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see “Compensation” below) and by all of these individuals as a group. Except as set forth in the footnotes below or under “Principal Shareholders” on page 13 of this proxy statement, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at February 26, 2010. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership (1)
		Shares of Common Stock Obtainable on
Name of	Shares of Common	Exercise of Options or Beneficially Owned
Beneficial Owner	Stock Held	Through Employee Retirement Plans (2)

Carl H. Lindner (3)	6,153,275	—
Carl H. Lindner III (3)	9,573,278	478,500
S. Craig Lindner (3)	9,030,499	423,144
Kenneth C. Ambrecht	15,200	—
Theodore H. Emmerich	43,941	12,750
James E. Evans (4)	209,754	371,038
Terry S. Jacobs (5)	10,167	—
Gregory G. Joseph (6)	77,703	—
William W. Verity	17,313	11,250
John I. Von Lehman	7,705	—
Keith A. Jensen	47,199	259,267
Thomas E. Mischell (7)	191,490	348,219

All directors, nominees, and executive officers as a group (12 persons)(3)	25,377,524	1,904,168

(1)	Does not include the following ownership interests in subsidiaries of AFG: Mr. Jensen beneficially owns 500 shares of common stock of the Company’s subsidiary, National Interstate Corporation.

(2)	Consists of shares of common stock which may be acquired within 60 days of February 26, 2010 through the exercise of the vested portion of stock options granted under the Company’s 2001 Stock Option Plan or 2005 Stock Incentive Plan and shares which the executive may be deemed to beneficially own through one or more of the Company’s retirement plans. The amount of shares so beneficially owned through a Company retirement plan is as follows: S. C. Lindner — 27,144; K. A. Jensen — 737; T. E. Mischell — 48,093; and all directors and executive officers as a group — 75,974. Does not include cash invested in a retirement account, the value of which is partially based on the price of the Company’s common stock, where the individual has no voting or dispositive power of any such shares.

(3)	The shares beneficially owned by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner, and all directors and officers as a group, constituted 5.5%, 9.0%, 8.5%, and 24.0%, respectively, of the common stock outstanding at February 26, 2010. See footnotes 3 through 5 to the Principal Shareholders table on page 13 for more information regarding share ownership by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner.

(4)	Mr. Evans has pledged 154,838 shares as collateral under a loan agreement.

(5)	Mr. Jacobs has pledged 10,167 shares as collateral under a loan agreement.

(6)	Includes 60,923 shares held by two companies in which he is a shareholder and for which he serves as an executive officer. Also includes 3,000 shares held by a family partnership in which he holds a 25% interest.

(7)	Excludes shares held in the RASP, for which he serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.
Equity Compensation Plan Information
The following reflects certain information about shares of AFG Common Stock authorized for issuance (at December 31, 2009) under compensation plans.

			(c)
			Number of securities
			remaining available for
	(a)	(b)	future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants, and rights	warrants, and rights	column (a)
Equity compensation plans approved by security holders	9,157,019	$21.87	6,893,817	(1)
Equity compensation plans not approved by security holders	—	—	321,112	(2)

Total	9,157,019	$21.87	7,214,929

(1)	Includes 2 million shares available for issuance under the Annual Co-CEO Equity Bonus Plan, 1.88 million shares available for issuance under the 2005 Stock Incentive Plan, 2.94 million shares issuable under AFG’s Employee Stock Purchase Plan and 68,055 shares issuable under AFG’s Non-Employee Directors’ Compensation Plan at December 31, 2009.

(2)	Represents shares issuable under AFG’s Deferred Compensation Plan. Under this Plan, certain employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. Participants may elect to have the value of deferrals (i) earn a return equal to the overall performance of mutual fund alternatives, (ii) earn a fixed rate of interest, set annually by the Board of Directors, or (iii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions and dividends.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for reviewing and approving the compensation paid to the Company’s Co-Chief Executive Officers, reviewing the compensation of the other Company senior executive officers and overseeing the executive compensation policies of the Company. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
Throughout this proxy statement, the individuals who served as the Company’s Co-Chief Executive Officers during fiscal year 2009, as well as the other individuals included in the Summary Compensation Table on page 31 may also be referred to as the “named executive officers” or “NEOs”.
Compensation Philosophy and Objectives
AFG’s philosophy regarding executive compensation programs focuses on the balance of motivating, rewarding and retaining executives with a compensation package competitive among its peers, and maximizing shareholder value by designing and implementing programs that tie compensation earned to the performance of the Company. Guided by principles that reinforce the Company’s pay-for-performance philosophy for the past several years, NEO compensation has included base salary and eligibility for annual cash bonuses and long-term incentives such as stock options, restricted stock and stock awards and other compensation, including certain perquisites. A significant portion of each senior executive officer’s compensation is dependent upon the Company achieving business and financial goals and the executive achieving performance objectives.
Establishing Compensation Levels
As in prior years, compensation levels for the Co-CEOs are based primarily upon the Compensation Committee’s assessment of the executive officers’ leadership performance and potential to enhance long-term shareholder value. The Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs. The compensation levels for the other NEOs are similarly determined by the Co-CEOs, and reviewed by the Compensation Committee, again based primarily upon the assessment of each such executive officer’s leadership performance and potential to enhance long-term shareholder value.
Key factors affecting the Committee’s judgment with respect to the Co-CEOs include the nature and scope of their responsibilities and their effectiveness in leading initiatives to increase shareholder value, productivity, profitability and growth. The Committee also considers the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”) in reviewing the appropriateness and competitiveness of the Company’s compensation programs. The Committee believes, however, that the peer review should be simply a point of reference for measurement, not a determinative factor for executive compensation. The purpose of this research is not to supplant the analyses of internal pay equity, wealth accumulation and the individual performance of the executive officers that the Committee considers when making compensation decisions, but rather to serve as additional data utilized by the Committee in its analysis. The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consisted in 2009 of companies against which the Committee believes AFG competes for talent and for stockholder investment, and in the marketplace for business. In analyzing market pay levels among the Compensation Peer Group, the Committee factors into its analysis the large variance in size (both in terms of revenues and market capitalization) among the companies. The companies comprising the Compensation Peer Group during 2009 were:
•	ACE Limited
•	Arch Capital Group Ltd.
•	The Chubb Corporation
•	Cincinnati Financial Corporation
•	CNA Financial Corp.
•	The Hartford Financial Services Group, Inc.
•	HCC Insurance Holdings, Inc.
•	Markel Corporation
•	RLI Corp.
•	W. R. Berkley Corporation
•	XL Capital Ltd.
•	Zenith National Insurance Corp.

The Committee and the Co-CEOs analyze peer group and industry pay rates at least annually using relevant published survey sources available. In addition, the Committee and the Co-CEOs analyze information reported in the SEC filings of companies in the Compensation Peer Group and compiled by a service provider.
The Committee determined that the types of compensation paid to the Company’s senior executives (i.e. annual salary, performance bonus, retirement plan contributions, perquisites, and equity incentives, including employee stock options) are similar to those paid to senior management at companies in the Compensation Peer Group. Although the Company seeks to offer a level of total compensation to our executive officers that is competitive with the compensation paid by companies in the Compensation Peer Group, we do not target or benchmark a particular percentile with respect to our executives’ total pay packages or any individual components thereof. Rather, the Committee’s consideration of the compensation levels and performances of the companies in the Compensation Peer Group constitutes just one of many of the factors described in this Compensation Discussion and Analysis (“CD&A”), and such peer group data is considered generally and not as a substitute for the Committee’s discharge of its fiduciary duties in making executive officer compensation decisions.
Based upon all these factors, the Committee believes it is in AFG shareholders’ best long-term interest for the Committee to ensure that the overall level of compensation, especially the aggregate total of salary, bonus and equity-based awards, is competitive with companies in the Compensation Peer Group. The Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors affecting the long-term value of the Company. Therefore, the Committee and the Co-CEOs continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible and align the interests of AFG’s executives with those of AFG’s shareholders.
The Committee’s decisions concerning the specific 2009 compensation elements for the Co-CEOs were made within this framework. The Committee also considered each such executive officer’s performance, current salary, prior-year bonus and other compensation. In all cases, specific decisions involving 2009 compensation were ultimately based upon the Committee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.
Tally Sheets
The Compensation Committee reviews a comprehensive tally sheet compiled internally to review all elements of the named executive officers’ compensation. The Committee noted that there are no amounts payable to the NEOs under severance or change in control arrangements, unlike many of the executive officers of the companies in the Compensation Peer Group. The tally sheets reviewed include all of the information that is reflected in the Summary Compensation Table as well as amounts and descriptions of perquisites not required to be specifically identified by SEC regulations, generally due to the fact that the amount of such items is not deemed material under applicable SEC regulations. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements. Such analysis has become an important component in the Compensation Committee’s review of executive compensation as various components, including perquisites, are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.
To get a clearer picture of the total amount of compensation paid to the Company’s executive officers, the Compensation Committee annually reviews all components of the NEOs’ total compensation package. This review includes salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the contributions to and investment performance under the Company’s Retirement and Savings Plan. A tally sheet totaling all the above components was prepared and reviewed by the Compensation Committee. The Committee noted the annual limitations agreed upon by the Committee and the Co-CEOs with respect to personal use of corporate aircraft (120 occupied flight hours each) and the executive insurance program ($300,000) and the fact that, if such limitations are exceeded, reimbursement is made based on the cost to the Company of providing those benefits.
Based on this review, the Committee found the NEOs’ total compensation in the aggregate to be reasonable and consistent with the objectives of the Company’s compensation programs.
Wealth Accumulation
As part of its analysis and approval of the long-term equity incentive compensation, the Committee reviewed information relative to equity wealth accumulation based on previous grants. The purpose of this analysis was to determine whether prior and proposed grants are likely to be effective for retention and as performance incentives to the named executive officers. The Committee was mindful of the substantial percentage ownership of the Company’s common stock by the Co-CEOs, and the effect of such ownership in aligning their interests with those of our public shareholders. Based on its analysis, the Committee determined that the Company’s executive compensation program continues to meet its objectives with respect to the Co-CEO’s compensation and did not identify any issues that would warrant a change in the existing long-term equity compensation strategy.
Internal Pay Equity
The Committee believes that the relative difference between the Co-CEOs’ compensation and the compensation of the Company’s other senior executives has not increased significantly over recent years. Further, although the Committee does not apply fixed ratios when conducting this analysis, the Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.
Outside Consultants
The Committee has from time to time considered the use of outside consultants in assisting in evaluating the Company’s executive compensation program and practices. While the Committee did not formally engage such a compensation consultant during 2009, it has obtained and considered studies and reports containing comparative market and industry-wide data, which were generated by professional compensation research firms. The Company has also surveyed publicly available compensation data. As a result, the Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s Compensation Peer Group and keep abreast of compensation developments in the marketplace.
Tax Deductibility of Pay
Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that AFG may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Committee attempts, to the extent practicable, to structure a significant portion of Co-CEO compensation as “incentive-based.” As a result, the incentive compensation paid to the Co-CEOs should also satisfy the requirements for the “performance-based compensation” exception under Section 162(m), although no assurances can be made in this regard.
Section 409A
Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is AFG’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A. In 2008, the Company approved minor changes to various nonqualified compensation plans to make them compliant with Section 409A. AFG believes it is currently operating such plans in compliance with Section 409A. However, no assurances can be made in this regard.

Compensation Components
For the fiscal year ended December 31, 2009, the principal components of compensation for named executive officers were:
•	base salary;
•	annual performance-based bonuses (including cash and stock awards);
•	long-term equity incentive compensation;
•	retirement and other related benefits; and
•	perquisites and other personal benefits.
Each of these components has a different risk profile:

Element	Description	Examples	Risk Profile
Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	• Cash	• Low to moderate

Annual Performance-Based Bonuses	Variable based on achievement of certain objectives	• Cash • Performance-Based Stock Awards	• Moderate to high

Long-Term Equity Incentive Compensation	Variable based on responsibility and the achievement of longer term financial goals and shareholder value creation	• Stock Options • Restricted Stock Awards	• High

Retirement and Other Related Benefits	Satisfy employee retirement and tax planning needs	• Retirement & Savings plans • Deferred Compensation Plan	• Low

Perquisites and Other Personal Benefits	Satisfy employee health and welfare needs	• Health care • Life, Auto, Home Insurance • Security • Aircraft Usage • Entertainment • Lodging • Administrative	• Low
The Committee has reviewed the risk profile of the components of AFG’s executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks an NEO might be incentivized to take with respect to such components. When establishing the mix among these components, the Committee is careful not to encourage excessive risk taking. Specifically, the performance objectives contained in AFG’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of equity-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.
The Committee believes that AFG’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.
The Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the NEOs with those of AFG’s shareholders. In connection with this practice, the Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements. As an example, in early 2009, the Committee began the practice of granting restricted stock awards to key executives in place of a similar value of employee stock options in order to encourage share retention and to reduce the overall number of the Company’s shares allocated to equity compensation. In addition, the Committee adopted a new Annual Co-CEO Equity Bonus Plan to formalize the process of granting equity awards to reward the achievement of annual performance objectives by the Co-Chief Executive Officers.
Our Co-CEOs determine the compensation for the NEOs other than themselves. The Compensation Committee reviews the levels of compensation determined by the Co-CEOs, and annually reviews the performance of the other NEOs with the Co-CEOs. The Compensation Committee makes recommendations to the Board with respect to general non-CEO compensation, incentive-compensation plans and equity-based plans.
Our Co-CEOs discuss with the Compensation Committee their thoughts on the Company’s performance, their performance, their current and future compensation levels, and the reported compensation of senior executives at the Compensation Peer Group prior to the time that the Compensation Committee takes any action with respect to setting the compensation of the Co-CEOs. The Co-CEOs also make recommendations to the Compensation Committee with respect to the EPS and Company Performance Components of the incentive compensation arrangements applicable to them. Specifically, the Co-CEOs recommended that these components from AFG’s business plan be considered in connection with compensation objectives and targets. The Compensation Committee considers this input in connection with its review and approval of corporate goals and objectives relevant to Co-CEO compensation, deliberation of Co-CEO performance in light of those goals and objectives, and determination of Co-CEO compensation levels based on this evaluation.
The Company has no contracts, employment agreements, plans or arrangements with any NEO which would give rise to a payment to such NEO in the event of a change in control of the Company.
Base Salary
The Company pays salaries that are designed to attract and retain superior leaders. The Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each officer’s responsibilities and performance and input from the Co-CEOs themselves. The Co-CEOs set salaries for the other NEOs, which are reviewed by the Committee. The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success.
For 2009, the Company paid each Co-CEO an annual rate of $1,150,000 in salary, which represented a 4.5% increase of $50,000 in annual salary over the annual rate paid in 2008 and 2007.
For 2009, the annual salary rates for the other NEOs increased as follows: Mr. Evans from $1,050,000 to $1,070,000; Mr. Jensen from $620,000 to $637,500; and Mr. Mischell from $575,000 to $590,000. The percentage increases of these NEOs were between 2% and 3% over their 2008 salary rates. These salary levels were justified, in the Co-CEOs’ judgment, as the result of each NEO’s role in the execution of the strategy to manage AFG’s business to enhance long-term investor value through better profit margins and higher returns on equity, their actions to ensure that AFG has a strong capital structure and cash flow, their role in leading AFG to solid financial results, and their leadership in realizing cost savings while, at the same time, driving successful growth initiatives.
Annual Performance-Based Bonuses
Annual performance-based cash bonuses are designed to reward the positive performance of AFG as compared to AFG’s performance in prior years and its performance versus other companies in its market segment. The Company believes that the overall performance of AFG is substantially related to the performance of its executives. If earned, cash bonuses, and with respect to the Co-CEOs, equity bonuses, are generally paid in the first quarter, for the prior year’s performance.
As has been the case for more than eight years, the Compensation Committee, working with management, developed an annual bonus plan for 2009 (“2009 Bonus Plan”) for the Co-CEOs and other NEOs that made a substantial portion of their 2009 compensation dependent on AFG’s performance. Specifically, annual bonus determinations are based on a two-part analysis of AFG and executive performance.

As discussed elsewhere in this CD&A, the Compensation Committee considered AFG’s business plan and budgeted targets in connection with its establishment of objectives in the EPS and Company Performance Components under the 2009 Bonus Plan. Specifically, with respect to personal objectives for each of the Co-CEOs, the Compensation Committee did not establish quantifiable measurements other than those identified in these EPS and Company Performance Components because the Compensation Committee believes that the Co-CEOs are ultimately jointly responsible for the achievement of such objectives. The Compensation Committee views the roles of the Co-CEOs as collaborative, as opposed to competitive, and thus does not seek to distinguish the performance of one from the other. Rather, the Compensation Committee scrutinized the Co-CEOs’ collective role in AFG’s achievement of EPS targets, developing management personnel, focus on investment portfolio performance and development and implementation of strategic transactions and initiatives to enhance shareholder value. The Compensation Committee believes these areas merit considerable attention by the Co-CEOs and constitute areas of responsibility in which the Co-CEOs responded in a manner commensurate with the level of compensation received under the parameters of the 2009 Bonus Plan.
Individual areas of responsibility for NEOs other than the Co-CEOs are assigned by the Co-CEOs as the fiscal year progresses. As discussed elsewhere in this CD&A, the individual performance component of the 2009 Bonus Plan for the other NEOs addresses the factors considered by the Co-CEOs in their evaluation of the individual performance and related incentive compensation for the other NEOs.
2009 Bonus Plan Components and Bonus Amounts for Co-CEOs
Under the 2009 Bonus Plan, the aggregate amount of cash bonus for 2009 for each Co-CEO is comprised of the sum of such Co-CEO’s bonuses for the EPS Component and Company Performance Component. The following table sets forth the Co-CEO 2009 bonus target amounts with respect to the performance components that were approved by the Compensation Committee.

			Company
	Total Bonus		Performance
Name	Target	EPS Component	Component

Carl H. Lindner III	$1,300,000	50%	50%

S. Craig Lindner	$1,300,000	50%	50%
The 2009 total bonus target remained the same as that used in 2008.
1. EPS Component
Pursuant to the 2009 Bonus Plan, each Co-CEO’s EPS Component ranged from $0 up to $1,137,500 (175% of the dollar amount of the Bonus Target allocated to the EPS Component), based on the following levels of reported earnings per common share from insurance operations (“Operating EPS” described below) achieved by the Company and its consolidated subsidiaries for 2009:

Percentage of Bonus Target to be paid for
Operating EPS	EPS Component

Less than $3.50	0
$3.85	100%
$4.10 or more	175%
The Operating EPS targets set forth under the 2009 Bonus Plan were derived from AFG’s business plan. The 2009 Bonus Plan provides that Operating EPS differs from AFG’s reported net earnings determined in accordance with generally accepted accounting principles because it does not include realized gains and losses in the investment portfolio and unusual or non-recurring items considered to be non-core. Further, any special charge taken as a result of a study of asbestos and environmental reserves is to be considered a non-core item. The 2009 target of $3.85 per share equaled the Operating EPS target for 2008, but represented a 6.5% decrease from the reported 2008 Operating EPS of $4.07 per share. Management and the Compensation Committee have intended that the EPS targets should be set at meaningful levels so that management must be diligent, focused and effective in order to achieve these goals. In other words, AFG and management believed at the time of the establishment of these EPS targets that such targets would be challenging to achieve and would require substantial efforts from AFG management, especially in the areas of establishing appropriate pricing and achieving profitable growth in a softening market environment.
The 2009 Bonus Plan provided that 100% of the EPS Component of the bonus ($650,000) must be paid if Operating EPS were $3.85 per share. The plan further provided that if the Company’s Operating EPS were above $3.50 but less than $3.85 or above $3.85 but less than $4.10, the EPS Component of the bonus is to be determined by straight-line interpolation. If Operating EPS was $4.10 or more, 175% of the EPS Component of the bonus is to be paid.
For 2009, AFG reported Operating EPS of $4.23. As a result, the Committee concluded that a bonus of $1,137,500 (175% of the $650,000 bonus target allocated to the EPS Component) must be paid to each Co-CEO under the EPS Component of the 2009 Bonus Plan.
2. Company Performance Component
Payment of 50% of the $1,300,000 bonus target for the Co-CEOs is based on AFG’s overall performance, as determined by the Committee, after considering certain factors determined at the time of adoption of the 2009 Bonus Plan. The 2009 Bonus Plan provides that each Co-CEO’s bonus allocated to the Company Performance Component will range from $0 up to $1,137,500 (175% of the $650,000 bonus target allocated to the Company Performance Component). The Committee considered all factors deemed relevant, including financial, non-financial and strategic factors, in determining whether to grant and/or how much to grant under the Company Performance Component. Specifically, pursuant to the terms of the 2009 Bonus Plan, the Committee considered these factors, which could impact long-term shareholder value:
a.	Growth in book value per share excluding unrealized gains/losses in excess of 8% (achieved);

b.	Growth in book value per share (as defined in the Plan) in excess of 10% (achieved)

c.	Achievement of core return on equity in excess of 13% (achieved);

d.	Achievement of specialty property and casualty calendar year combined ratio of 89% or below (achieved);

e.	Achievement of life, annuity & supplemental insurance pre-tax, pre-interest expense operating earnings of $183 million (not achieved);

f.	Returns on our fixed income portfolio exceeding those of a public benchmark (achieved);

g.	AFG Common Stock outperformance of S&P Insurance Stock Index (not achieved); and

h.	Maintenance of debt to capital ratio less than or equal to 22% (calculated consistent with past practice) (achieved).
Applying the Company’s performance to these objectives, the Plan required that the Co-CEOs receive 131.25% of the Company Performance Component of the bonus, or $853,125. Consequently, the total bonus required for each Co-CEO by the 2009 Bonus Plan, considering both the EPS and Company Performance Components, is $1,990,625.

2009 Bonus Plan Components and Bonus Amounts for other NEOs
The 2009 Bonus Plan provided bonuses comprised of the sum of NEO bonuses for the EPS Component and Individual Performance Component. The following table sets forth the NEO bonus target amounts and performance criteria that were reviewed by the Compensation Committee.

			Individual
	Total Bonus		Performance
Name	Target	EPS Component	Component

James E. Evans	$875,000	50%	50%
Keith A. Jensen	$600,000	50%	50%
Thomas E. Mischell	$400,000	50%	50%
1. EPS Component
For the other named executive officers participating in the 2009 Bonus Plan, the EPS Component was set at a maximum of 125% of the eligible bonus, based on the following levels of reported Operating EPS, calculated the same as for the Co-CEOs, achieved by the Company and its consolidated subsidiaries for 2009:

Percentage of Bonus Target to be paid for
Operating EPS	EPS Component

Less than $3.50	0
$3.85	100%
$4.10 or more	125%
For 2009, AFG reported Operating EPS of $4.23. As a result, under the EPS Component of the 2009 Bonus Plan, bonuses were paid to NEOs as follows: $546,875 to Mr. Evans; $375,000 to Mr. Jensen; and $250,000 to Mr. Mischell.
2. Individual Performance Component
Under the 2009 Bonus Plan, each NEO’s bonus allocated to the Individual Performance Component ranged from 0% up to 125% of the target amount allocated to the Individual Performance Component and was determined by the Co-Chief Executive Officers based on such officers’ subjective rating of the NEOs relative overall performance for 2009. The rating for each of the NEOs includes a consideration of all factors deemed relevant, including, but not limited to, operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives, responses to unexpected developments, the development of management personnel, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries. The Co-CEOs considered these factors, including the respective roles of the NEOs with respect to the consistent improvement in the Company’s operating performance over the past several years and determined that the following bonuses should be paid: $503,125 to Mr. Evans (115% of target); $360,000 to Mr. Jensen (120% of target); and $230,000 to Mr. Mischell (115% of target).
As a result, the total bonuses paid to the NEOs under the 2009 Bonus Plan (aggregating the amounts determined under both the EPS Component and the Individual Performance Component) were: $1,050,000 to Mr. Evans; $735,000 to Mr. Jensen; and $480,000 to Mr. Mischell.

2010 Bonus Plan
With respect to the fiscal year ending December 31, 2010, the performance components that were approved by the Compensation Committee of the Company’s Board of Directors are set forth in the following table and notes. The total Bonus Targets remain the same as in 2009. The components and targets were derived from AFG’s 2010 business plan and represent goals for that year that the Compensation Committee believes will be challenging for AFG, yet achievable if senior and operating management meet or surpass their business unit goals and objectives. Management and the Compensation Committee believe that this alignment of objectives in AFG’s 2010 business plan and the performance measurements on which bonuses are based is in the best interests of all of AFG’s shareholders.

			Company/Individual
	Total Bonus		Performance
Name	Target	EPS Component	Component

Carl H. Lindner III	$1,300,000	50%	50%
S. Craig Lindner	1,300,000	50%	50%
James E. Evans	875,000	50%	50%
Keith A. Jensen	600,000	50%	50%
Thomas E. Mischell	400,000	50%	50%
EPS Component
Pursuant to the 2010 Bonus Plan, each participant’s EPS Component ranges from 0% up to 175%, with respect to the Co-CEOs, and 0% to 125%, with respect to the other NEOs, of the dollar amount of the Bonus Target allocated to the EPS Component, based on the following levels of reported earnings per common share from insurance operations (“Operating EPS” described below) achieved by the Company and its consolidated subsidiaries for 2010:

Percentage of Bonus Target to be paid for
Operating EPS	EPS Component

Less than $3.20	0
$3.50	100%
$3.75 or more	175% / 125%
With respect to the Co-CEOs, the 2010 Bonus Plan provides that 100% of the EPS Component of the bonus ($650,000) must be paid if Operating EPS is $3.50 per share. The 2010 Plan further provides that if the Company’s Operating EPS is above $3.20 but less than $3.50 or above $3.50 but less than $3.75, the EPS Component of the bonus is to be determined by straight-line interpolation. If Operating EPS is $3.75 or more, 175% of the EPS Component of the bonus is to be paid. The 2010 Bonus Plan provides that Operating EPS will not include realized gains and losses in the investment portfolio and unusual or non-core items. Further, any special charge taken as a result of a study of asbestos and environmental reserves is to be considered a non-core item.
The Operating EPS target for 2010 was established by the Compensation Committee after reviewing the Company’s 2010 business plan prepared by management and approved by the Co-CEOs. The EPS target required to be achieved in order for 2010 Bonus Plan participants to earn 100% of the EPS Component represents 100% of the 2010 EPS target in the business plan, requiring substantial efforts on behalf of the entire organization, including Company senior management, while giving consideration to factors which might impact ongoing earnings, including, but not limited to, competition, market influences, governmental regulation and the Board of Directors’ desire to devote resources to other internal corporate objectives, such as acquisitions or start-ups. While the Operating EPS target reflects a decrease in earnings per share from the prior year, the Committee considered the higher level of favorable reserve development recorded in 2009, the above average profitability in our 2009 crop operations, a continued soft insurance market and lower investment returns expected in 2010 as principal factors in reducing the target.

Company/Individual Performance Component
Payment of 50% of the bonus target is based on AFG’s overall performance, as objectively determined by the Committee, after considering certain factors determined at the time of adoption of the 2010 Bonus Plan. The 2010 Plan provides that the bonus allocated to the Company/Individual Performance Component will range from 0% up to 175%, with respect to the Co-CEOs, and 0% to 125%, with respect to the other NEOs, of the bonus target allocated to that component. In addition to the objective criteria described below, the Committee may consider all factors deemed relevant, including financial, non-financial and strategic factors, in determining whether to grant and/or how much to grant under the Company/Individual Performance Component. Specifically, pursuant to the terms of the 2010 Bonus Plan, the Committee will consider these factors, which could impact long-term shareholder value:
Financial measurements such as growth in book value, return on equity, per share price of the Company’s common stock relative to prior periods and comparable companies as well as financial markets, credit ratings on outstanding debt and claims paying ability of the Company’s subsidiaries, the Company’s debt to capital ratio, the combined ratios of the Company’s insurance subsidiaries, and investment portfolio performance including realized gains and losses; and other operational, qualitative measurements relating to the development and implementation of strategic initiatives, responses to unexpected developments, the development of management personnel, the results of any reexamination of asbestos, environmental and other tort liabilities, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries.
On an ongoing basis, the Compensation Committee will annually determine the performance goals and objectives it will use in the development of the performance-based portion of the Co-CEOs’ compensation.
Long-Term Equity Incentive Compensation
The Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock option grants and restricted stock awards that vest over time. The Committee believes that stock options and stock awards represent an important part of AFG’s performance-based compensation system. The Committee believes that AFG shareholders’ interests are well served by aligning AFG’s senior executives’ interests with those of its shareholders through the grant of stock options and stock awards. In determining the size of overall annual grants, the Committee takes into consideration the possible dilutive effect to shareholders of the additional shares which may be issued upon exercise of stock-based awards as well as the expense to AFG as stock-based awards and restricted shares vest. The Committee believes that several features present in stock-based awards give recipients substantial incentive to maximize AFG’s long-term success. Specifically, options under AFG’s 2005 Stock Incentive Plan are granted at exercise prices equal to the average of the high and low sales prices reported on the New York Stock Exchange (“NYSE”) of AFG common stock on the date of grant. Additionally, the Committee believes that because the stock options vest at the rate of 20% per year, and the restricted stock awarded in 2009 vests in four years, these awards promote executive retention due to the forfeiture of options and restricted shares that have not fully vested upon departure from AFG.
In February 2010, the Compensation Committee decided to award a portion of the long-term equity incentive compensation of 14 key executives in restricted stock awards. The restricted stock awards vest over four years, or sooner upon the death or permanent disability of the recipient. The recipients are entitled to receive dividends on and vote the shares during the restriction period.
Equity award levels are determined based on award amounts for participants from previous years, market data, including award levels to optionees at other insurance companies, fair value of option grants, the expense of such options to AFG, the relative benefits to participants of such expense, and the overall compensation level of such participants. Equity grants vary among participants based on their positions within the Company and AFG believes that the consideration of the factors identified in the immediately preceding sentence results in reasonable grant levels to its NEOs and other employees. Options and restricted shares granted to NEOs are set forth in the Grants of Plan-Based Awards Table on page 33 of this proxy statement.

Equity awards, including stock options and restricted stock, are generally granted at a regularly scheduled Compensation Committee meeting in February after AFG issues a press release announcing results of the recently ended fiscal year. The 2005 Stock Incentive Plan provides that the option exercise price is determined by the average of the high and low sales prices of AFG common stock reported on the NYSE as of the date of grant. The Committee does not grant options which are priced on a date other than the grant date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.
The Company’s 2005 Stock Incentive Plan also provides that a stock award may be granted to any eligible employee for past services, or for any other valid purpose as determined by the Compensation Committee. Such a stock award represents shares that are issued without restrictions on transfer and free of forfeiture conditions except as otherwise provided in the 2005 Plan. The Compensation Committee exercised its discretion under this Plan in granting approximately $1,000,000 of Company common stock in 2008, and approximately $2,000,000 of Company common stock in 2007, to each of the Co-CEOs. The Compensation Committee generally intends to grant such stock awards to the Co-CEOs only through the Annual Co-CEO Equity Bonus Plan, under which achievement of Company performance objectives will merit the Co-CEOs this additional element of equity compensation.
Annual Co-CEO Equity Bonus Plan
In 2009, the Company established the Annual Co-CEO Equity Bonus Plan (the “Co-CEO Plan”), which was approved by the Company’s shareholder’s at the 2009 Annual Meeting. The Co-CEO Plan was established to formalize the Compensation Committee’s practice of using equity awards to reward the Co-Chief Executive Officers for the achievement of Company performance objectives to enhance the profitability of the Company and is designed to reflect the current market for executive compensation and to promote corporate performance that the Committee believes will enhance long-term shareholder value.
Under the Co-CEO Plan, the Company may grant bonus awards to the Co-Chief Executive Officers (the only participants in the Co-CEO Plan) only in the form of shares of common stock of the Company, which further aligns the interests of the Co-Chief Executive Officers with those of all shareholders, and only based upon the achievement of the performance goals set forth in the Co-CEO Plan.
Performance criteria and performance goals for 2009 were established by the Committee in February 2009. Under the Co-CEO Plan in effect for 2009, $350,000 in shares of AFG common stock was allocated to each of seven financial measurements for each Co-Chief Executive Officer. Each Co-Chief Executive Officer was awarded $1,750,000 in shares based on 2009 performance, which was allocated as follows: $350,000 based on achievement of core earnings per share in excess of $3.95, $350,000 based on achievement of growth in adjusted book value exceeding 9%, $350,000 based on growth in book value exceeding 11%, $350,000 based on achieving a combined ratio of 88% or less, and $350,000 based on achieving a return on equity of 14% or greater. Two factors not achieved related to GAFRI earnings and failure of the Company’s share price to increase a certain amount over the immediately preceding year and better an industry benchmark.
Similar performance criteria, with different objectives, were established by the Committee in February 2010. Under the Annual Co-CEO Equity Bonus Plan for 2010, each Co-CEO could earn an equity bonus of $400,000 for the achievement of each of eight factors, or a total of $3,200,000 equity bonus per Co-CEO if every performance objective is achieved.
Recovery of Prior Awards
Other than in the Annual Co-CEO Equity Bonus Plan, AFG does not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment. Nevertheless, the Company is subject to the provisions of Section 304 of the Sarbanes-Oxley Act, with its recoupment requirements.

Stock Ownership Guidelines
AFG’s Board adopted executive stock ownership guidelines in 2006 because it believes that it is in the best interests of AFG and its shareholders to align the financial interests of its executives and certain other officers of the Company and its principal subsidiaries with those of AFG’s shareholders. AFG’s Board also adopted such guidelines because it believes that the investment community values stock ownership by such officers and that share ownership demonstrates a commitment to and belief in the long-term profitability of AFG. Under the guidelines, AFG’s Co-CEOs are required to own an amount of AFG common stock which is equal to or exceeds five times their annual base salary; other NEOs and certain other senior officers of the Company and its major subsidiaries (in excess of 40 executives) are required to own an amount of AFG common stock which is equal to or exceeds their annual base salary. Generally, persons subject to the guidelines are required to achieve the applicable ownership guideline by January 1, 2011. Notwithstanding this phase-in period, most executives to whom the guidelines apply had met their ownership target and continued to do so at December 31, 2009. The Co-CEOs own AFG common stock having a value well in excess of the guidelines indicated by their annual base salary.
Retirement and Other Related Benefits
The Company provides retirement benefits to NEOs through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG provides retirement benefits to qualified employees through the 401(k) RASP, a defined contribution plan. AFG makes all contributions to the retirement fund portion of the plan and matches a percentage of employee contributions to the savings fund. The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds. AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the 401(k) RASP are limited by IRS regulations to have an additional benefit to the 401(k) RASP.
The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $110,000 or more annually) may defer up to 80% of their annual salary and/or bonus. For 2009, participants could elect to have the value of deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors (6% in 2009), or (ii) fluctuate based on the market value of AFG common stock, as adjusted to reflect stock splits, distributions, dividends, or (iii) earn interest as determined by one or more publicly traded mutual funds. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period. The Nonqualified Deferred Compensation Table on page 35 discloses compensation earned by the NEOs in connection with the Deferred Compensation Plan.
Perquisites and Other Personal Benefits
Perquisites, such as insurance coverage, security services, certain entertainment expenses, administrative staff attending to occasional personal matters, and the personal use of corporate aircraft, are made available to AFG’s executive officers. These benefits are described below and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 32. In 2007, the Committee and the Co-CEOs agreed to limit the benefit attributable to the Co-CEOs’ personal use of corporate aircraft and insurance coverage. See “Tally Sheet” discussion above.
During 2009, as in prior years, the Company operated corporate aircraft used for the business travel of senior management of the Company and its subsidiaries. The Board has encouraged the use of corporate aircraft for the travel needs of the Company’s Chairman of the Board and Co-Chief Executive Officers, including personal travel, in order to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and the Company’s business, and to enhance their personal security. Notwithstanding, the Committee and the Chairman of the Board and Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the Committee considers the cost to the Company of such use to be an element of the total compensation paid to these individuals.

The Committee believes these perquisites to be reasonable, particularly as a part of total executive compensation, comparable with peer companies and consistent with the Company’s overall executive compensation program.
The Company does not provide tax gross-up payments to NEOs for any perquisites.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Terry S. Jacobs (Chairman)
William W. Verity
Kenneth C. Ambrecht

SUMMARY COMPENSATION TABLE
The following table summarizes the aggregate compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007. Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Amounts shown relate to the year indicated, regardless of when paid. AFG has no employment agreements with the named executive officers.

						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Carl H. Lindner III	2009	1,144,250	1,968,668	219,375	1,990,625	4,868	589,370	5,917,156
Co-Chief Executive Officer	2008	1,100,000	—	594,000	1,943,500	14,180	730,017	4,381,697
and Co-President	2007	1,100,000	975,975	784,500	1,581,250	983	747,174	5,189,882
(Co-Principal Executive Officer)

S. Craig Lindner	2009	1,144,250	1,968,668	219,375	1,990,625	4,868	630,490	5,958,276
Co-Chief Executive Officer	2008	1,100,000	—	594,000	1,943,500	14,180	743,089	4,394,769
and Co-President	2007	1,100,000	975,975	784,500	1,581,250	983	705,052	5,147,760
(Co-Principal Executive Officer)

Keith A. Jensen	2009	634,150	143,250	146,250	735,000	16,454	102,054	1,777,158
Senior Vice President	2008	640,000	—	396,000	704,700	7,162	95,437	1,843,299
(Principal Financial Officer)	2007	592,000	—	523,000	700,000	18,592	115,868	1,949,460

James E. Evans	2009	1,066,150	179,063	182,813	1,050,000	—	109,096	2,587,122
Senior Vice President and	2008	1,050,000	—	495,000	1,041,250	—	95,607	2,681,857
General Counsel	2007	1,050,000	—	653,750	1,020,000	—	251,504	2,975,254

Thomas E. Mischell	2009	590,000	125,353	127,969	480,000	—	95,128	1,418,450
Senior Vice President	2008	597,000	—	346,500	464,100	—	84,975	1,492,575
— Taxes	2007	555,000	—	457,625	450,000	11,602	84,704	1,558,931

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(2)	Amount represents the dollar amount recognized for financial statement reporting purposes for compensation expense incurred by the Company in connection with discretionary restricted stock awards made by the Compensation Committee under the 2005 Stock Incentive Plan and, with respect to the Co-CEOs, 2009 bonuses of $1,753,793 earned under the Annual Co-CEO Equity Bonus Plan in the form of AFG common stock (as further described in the Compensation Discussion and Analysis section beginning on page 18 of this proxy statement) in each fiscal year in accordance with FASB ASC 718 (Compensation — Stock Compensation), rather than an amount paid to or realized by the Co-Chief Executive Officer.

(3)	Amount represents the grant date fair value which will be expensed for financial statement reporting purposes over the vesting period of the options in accordance with ASC 718, rather than an amount paid to or realized by the named executive officer. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized.

(4)	Amount represents payment for performance in the year indicated, whenever paid, under the Senior Executive Annual Bonus Plan as further described in the Compensation Discussion and Analysis section beginning on page 18 of this proxy statement. As these bonus payments were made pursuant to a performance-based annual bonus plan, no separate bonus column appears in the table.

(5)	For 2009 and 2008, the amounts represent “above market” earnings on deferrals under the Deferred Compensation Plan. For 2007, the amounts represent a $16,648 Company match to Mr. Jensen’s deferral under the Deferred Compensation Plan, and $1,944 of “above market” earnings on his deferrals, and an $11,602 Company match to Mr. Mischell’s deferral under the Deferred Compensation Plan.

(6)	See All Other Compensation chart below for amounts, which include perquisites, Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the named executive officers participate (and related accruals for their benefit under the Company’s benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company’s contributions to certain of the Company’s retirement plans) and Company paid group life insurance.
ALL OTHER COMPENSATION—2009

Item	C.H. Lindner III	S.C. Lindner	K.A. Jensen	J.E. Evans	T.E. Mischell
Group life insurance	$4,902	$2,622	$4,902	$7,524	$7,524
Insurance (Auto/Home Executive Insurance Program)	226,084	262,941	13,907	17,410	7,059
Aircraft Usage (1)	167,327	151,446	—	567	—
Car and Related Expenses	5,060	6,020	4,320	3,020	3,020
Security Services	41,172	20,586	—	—	—
Meals and Entertainment	15,300	13,950	2,900	1,850	1,000
Administrative/Secretarial Services	73,100	116,500	19,600	22,300	20,100
Annual RASP Contribution (2)	17,925	17,925	17,925	17,925	17,925
Annual Auxiliary RASP Contribution	38,500	38,500	38,500	38,500	38,500

Totals	589,370	630,490	102,054	109,096	95,128

(1)	The Board of Directors has encouraged the Company’s Chairman and Co-Chief Executive Officers to use corporate aircraft for all travel whenever practicable for productivity, security and confidentiality reasons. On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the cost of the personal use of corporate aircraft has been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

(2)	Includes a Company 4 1/2% match on employee 401(k) contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change in control agreements with the Company. In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees. All options granted under the Company’s shareholder approved plans provide for the acceleration of vesting upon a change in control.
GRANTS OF PLAN-BASED AWARDS

					All other	All other
					Stock	Option
					Awards:	Awards:	Exercise or	Closing	Grant Date
					Number of	Number of	Base Price	Market	Fair Value of
		Estimated Future Payouts			Shares of	Securities	of Option	Price on	Stock and
		Under Non-Equity Incentive Plan Awards (1)			Stock or	Underlying	Awards	the Date	Option
	Grant	Thresh-	Target	Maximum	Units	Options	($/Sh)	of Grant	Awards
Name	Date	old ($)	($)	($)	(#)	(#)	(2)(3)	($/Sh)	($) (4)
Carl H. Lindner III	02/12/2009	—	—	—	11,250	—	—	19.42	214,875
	02/12/2009	—	—	—	—	37,500	19.10	19.42	219,375
	02/20/2009	0	1,300,000	2,275,000	—	—	—	—	—
	02/20/2009	—	—	—	70,632	—	—	—	1,753,793
S. Craig Lindner	02/12/2009	—	—	—	11,250	—	—	19.42	214,875
	02/12/2009	—	—	—	—	37,500	19.10	19.42	219,375
	02/20/2009	0	1,300,000	2,275,000	—	—	—	—	—
	02/20/2009	—	—	—	70,632	—	—	—	1,753,793
Keith A. Jensen	02/12/2009	—	—	—	7,500	—	—	19.42	143,250
	02/12/2009	—	—	—	—	25,000	19.10	19.42	146,250
	02/20/2009	0	600,000	750,000	—	—	—	—	—
James E. Evans	02/12/2009	—	—	—	9,375	—	—	19.42	179,063
	02/12/2009	—	—	—	—	31,250	19.10	19.42	182,813
	02/20/2009	0	875,000	1,093,750	—	—	—	—	—
Thomas E. Mischell	02/12/2009	—	—	—	6,563	—	—	19.42	125,353
	02/12/2009	—	—	—	—	21,875	19.10	19.42	127,969
	02/20/2009	0	400,000	500,000	—	—	—	—	—

(1)	These columns show the range of payouts targeted for 2009 performance under the 2009 Annual Senior Executive Bonus Plan with respect to the Co-Chief Executive Officers and the remaining named executive officers. These amounts, paid in 2010, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2009 for financial statement reporting purposes.

(2)	These employee stock options were granted pursuant to the Company’s 2005 Stock Incentive Plan and become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. The options become fully exercisable in the event of death or disability or within one year after a change in control of the Company. More discussion regarding the Company’s 2005 Stock Incentive Plan can be found in the Compensation Discussion and Analysis section beginning on page 18 of this proxy statement.

(3)	Under the terms of the Company’s 2005 Stock Incentive Plan, stock options are granted at an exercise price equal to the average of the high and low trading prices on the date of grant.

(4)	This column represents, with respect to stock options, the aggregate full grant date fair value in accordance with ASC 718 of options granted during the year. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the amount received by the executive upon exercise will equal the ASC 718 value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)
			Equity
			Incentive Plan
			Awards:
	Number	Number	Number of
	of Securities	of Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise		Option
	Exercisable	Unexercisable	Options	Price	Option Grant	Expiration
Name	(#)	(#)	(#)	($)	Date	Date
Carl H. Lindner III	82,500			$17.19	02/22/2002	02/25/2012
	82,500			12.30	02/20/2003	02/23/2013
	82,500			20.01	02/27/2004	03/02/2014
	66,000	16,500		20.28	02/24/2005	02/27/2015
	49,500	33,000		26.89	02/22/2006	02/22/2016
	30,000	45,000		36.57	02/22/2007	02/22/2017
	15,000	60,000		27.20	02/21/2008	02/21/2018
		37,500		19.10	02/12/2009	02/12/2019
S. Craig Lindner	82,500			12.30	02/20/2003	02/23/2013
	82,500			20.01	02/27/2004	03/02/2014
	66,000	16,500		20.28	02/24/2005	02/27/2015
	49,500	33,000		26.89	02/22/2006	02/22/2016
	30,000	45,000		36.57	02/22/2007	02/22/2017
	15,000	60,000		27.20	02/21/2008	02/21/2018
		37,500		19.10	02/12/2009	02/12/2019
Keith A. Jensen	15,000			$17.19	02/22/2002	02/25/2012
	30,525			12.30	02/20/2003	02/23/2013
	50,004			20.01	02/27/2004	02/27/2014
	48,001	12,000		20.28	02/24/2005	02/24/2015
	36,000	24,000		26.89	02/22/2006	02/22/2016
	20,000	30,000		36.57	02/22/2007	02/22/2017
	10,000	40,000		27.20	02/21/2008	02/21/2018
		25,000		19.10	02/12/2009	02/12/2019
James E. Evans	27,283			$17.19	02/22/2002	02/25/2012
	75,000			12.30	02/20/2003	02/23/2013
	75,004			20.01	02/27/2004	02/27/2014
	60,001	15,000		20.28	02/24/2005	02/24/2015
	45,000	30,000		26.89	02/22/2006	02/22/2016
	25,000	37,500		36.57	02/22/2007	02/22/2017
	12,500	50,000		27.20	02/21/2008	02/21/2018
		31,250		19.10	02/12/2009	02/12/2019
Thomas E. Mischell	52,500			$13.17	12/14/2000	12/17/2010
	52,500			17.19	02/22/2002	02/25/2012
	52,500			20.01	02/27/2004	02/27/2014
	42,001	10,500		20.28	02/24/2005	02/24/2015
	31,500	21,000		26.89	02/22/2006	02/22/2016
	17,500	26,500		36.57	02/22/2007	02/22/2017
	8,750	35,000		27.20	02/21/2008	02/21/2018
		21,850		19.10	02/12/2009	02/12/2019

(1)	These employee stock options become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or within one year after a change in control of the Company.

OPTION EXERCISES AND STOCK VESTED
The table below shows the number of shares of AFG common stock acquired during 2009 upon the exercise of options. No shares were acquired in 2009 by the named executive officers pursuant to the vesting of stock awards.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Carl H. Lindner III	165,000	1,916,195
S. Craig Lindner	247,500	2,638,342
Keith A. Jensen	60,200	454,505
James E. Evans	80,000	779,242
Thomas E. Mischell	52,500	651,173

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER
NONQUALIFIED DEFERRED COMPENSATION PLANS
The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan to have an additional benefit to the RASP.
The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.
The table below discloses information on the nonqualified deferred compensation of the named executives in 2009, including the Auxiliary RASP and the Deferred Compensation Plan. Any amounts deferred are included in compensation figures disclosed in the Summary Compensation Table on page 31 of this proxy statement.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions in	contributions in	earnings in last	withdrawals /	balances at last
Name	last FY ($)	last FY ($) (1)	FY ($) (2)	distributions ($)	FYE ($)
Carl H. Lindner III	—	43,368	417,096	(808,500)	1,747,291
S. Craig Lindner	—	43,368	212,291	(808,500)	1,058,353
Keith A. Jensen	352,350	54,954	289,110	(373,700)	1,511,356
James E. Evans	—	38,500	294,435	(423,100)	1,651,416
Thomas E. Mischell	—	38,500	196,290	—	1,238,686

(1)	Represents Company contributions credited to participants’ Auxiliary RASP accounts which are included in All Other Compensation in the Summary Compensation Table on page 31, and includes, with respect to each of Messrs. Lindner, $4,868; and Mr. Jensen $16,454, of preferential earnings or above market earnings on deferred compensation which is reported under Nonqualified Deferred Compensation Earnings in that table.

(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including Company common stock, held by the plans.

DIRECTOR COMPENSATION
In early 2004, the Board of Directors adopted the Company’s Non-Employee Director Compensation Plan (the “Director Plan”), which was then approved at the 2004 annual meeting of shareholders. The Director Plan was amended by the Board of Directors in 2007 and 2009 to increase certain of the fees payable thereunder.
During 2009, under the Director Plan, all directors who were not officers or employees of the Company were paid the following fees: an annual board retainer of $40,000 and $1,750 per each board meeting attended. The Audit Committee Chairman received an additional $20,000 retainer. Other committee Chairmen received an additional $12,000 annual retainer. The members (non-chairman) received an additional $6,000 annual retainer for each committee served. All committee members received $1,250 for each meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. In addition, non-employee directors receive an annual award of stock. In 2009, this award was $85,000.
Compensation earned for director service in 2009 is set forth in the following table. Other than the restricted stock grants, all amounts were paid in cash.

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned		Stock	Option	Deferred	All Other
	or Paid in		Awards	Awards	Compensation	Compensation	Total
Name	Cash ($)		($) (2)	($) (3)	Earnings	($) (4)	($)
Carl H. Lindner	130,000	(1)	—	—	—	575,443	705,443
Kenneth C. Ambrecht	79,500		102,569	—	—	—	182,319
Theodore H. Emmerich	89,000		102,569	—	—	—	191,569
Terry S. Jacobs	93,250		102,569	—	—	—	195,819
Gregory G. Joseph	88,500		102,569	—	—	—	191,069
William W. Verity	85,750		102,569	—	—	—	188,319
John I. Von Lehman	79,750		102,569	—	—	—	182,319

(1)	In January 2005, Carl H. Lindner stepped down as Chief Executive Officer of the Company, but remained the non-executive Chairman of the Board. Mr. Lindner has requested that his annual salary be no more than the compensation paid to the Company’s independent directors. In 2005, the Compensation Committee set his annualized salary at $130,000, which has not changed through 2009. The Audit Committee annually reviews this salary and all other compensation and perquisites received by him. The Audit Committee has determined that the total compensation and benefits paid to Mr. Lindner are appropriate in recognition of Mr. Lindner’s many contributions to the Company’s success.

(2)	Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Director Plan. The following table of AFG common stock held includes the aggregate stock awards held by each non-executive director as of December 31, 2009:

Director Name	Aggregate Shares of Common Stock Held
Carl H. Lindner	6,150,025
Kenneth C. Ambrecht	15,200
Theodore H. Emmerich	43,941
Terry S. Jacobs	10,265
Gregory G. Joseph	74,704
William W. Verity	17,313
John I. Von Lehman	7,705

(3)	The following table sets forth the aggregate option awards held by each non-executive director as of December 31, 2009:

Director Name	Aggregate Options Held
Carl H. Lindner	—
Kenneth C. Ambrecht	—
Theodore H. Emmerich	12,750
Terry S. Jacobs	—
Gregory G. Joseph	—
William W. Verity	11,250
John I. Von Lehman	—

(4)	Amount includes the following: aircraft usage, $96,193; automobile related expenses, $45,000; security, $85,000; meals and entertainment, $54,050; insurance (auto/home), $180,300; administrative/secretarial services, $132,400; and annual 401(k) RASP contribution, group life insurance, and club dues. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded.
Director Stock Ownership Guidelines
The Director Plan also sets forth stock ownership guidelines for the non-employee directors. Specifically, within three years after a non-employee director receives the first restricted stock award under the Director Plan, such non-employee director, as a consideration in the determination of his or her future service to AFG’s Board of Directors, is required to beneficially own a minimum number of shares of AFG common stock, the value of which shall be equal to six times the then-current annual board retainer.
RELATED PERSON TRANSACTIONS
From time to time, the Company has transacted business with affiliates. The financial terms of these transactions are comparable to those which would apply to unrelated parties. Other than as described below, there were no such transactions requiring disclosure under applicable rules.
A subsidiary of the Company involved in real estate management and development activities has employed a son of one of the Co-Chief Executive Officers since 2004. During 2009, he was paid an aggregate of $133,750 for services to that subsidiary.
Certain stock exchange rules require the Company to conduct an appropriate review of all related party transactions (including those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.
While the Company adheres to this policy for potential related person transactions, the policy is not in written form (other than as a part of listing agreements with stock exchanges). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
The Company’s Board of Directors held seven meetings in 2009. The Board has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The charters for each of these Committees as well as the Company’s Corporate Governance Guidelines are available at www.AFGinc.com and upon written request to the Company’s Secretary, the address of whom is set forth under “Communications with Directors” on page 42 of this proxy statement.
Compensation Committee: The Compensation Committee acts on behalf of the Board of Directors and by extension the shareholders to monitor adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation plans, stock incentive plans, and bonus plans covering senior executive officers. In overseeing those plans, the Committee may delegate authority for day-to-day administration and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Co-Chief Executive Officers.
The Compensation Committee consulted among themselves and with management throughout the year, and met four times in 2009. The primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 18 of this proxy statement.
Compensation Committee Interlocks and Insider Participation
None of the members of AFG’s Compensation Committee:
•	was an officer or employee of the Company during the last fiscal year (Mr. Jacobs served the Company’s predecessor as an officer; such service ended in 1980);
•	is or was a participant in any “related person” transaction in 2009 (see the section titled “Related Person Transactions” in this proxy statement for a description of our policy on related person transactions)
•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors. No named executive officer of the Company serves as a director or as a member of a committee of any company of which any of the Company’s non-employee directors are executive officers.
Audit Committee: The Audit Committee met 12 times in 2009. The Company’s Board has determined that of the Audit Committee’s members, Theodore H. Emmerich, Terry S. Jacobs, and John I. Von Lehman are each considered to be an “audit committee financial expert” as defined under SEC Regulation S-K Item 407(d). Each of Messrs. Emmerich, Jacobs, Joseph and Von Lehman satisfies the NYSE and NASDAQ independence standards. The Audit Committee Report is presented on page 39 of this proxy statement.
Corporate Governance Committee: The Corporate Governance Committee met five times in 2009. The Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The Corporate Governance Committee also facilitates participation by directors in continuing education programs, including accredited director education programs and structured internal programs presented by management. The Committee is comprised of members who are “independent” as defined under NYSE and NASDAQ listing standards. Information regarding the consideration by the Governance Committee of any director candidates recommended by shareholders can be found in the Nominations and Shareholder Proposals section on page 41 of this proxy statement.
The charters of the Board Committees are available at the Company’s website, www.AFGinc.com.

Director Attendance Policy
AFG expects its directors to attend meetings of shareholders. All of AFG’s directors attended last year’s shareholders’ meeting and each Board meeting held in 2009, other than Mr. Verity, who missed one Board meeting. All directors attended each meeting of the committees on which they served during 2009, and in many cases attended meetings of committees on which they did not serve.
Executive Sessions
NYSE and NASDAQ rules require independent directors to meet regularly in executive sessions. Three of these sessions were held during 2009. The independent director presiding over each session rotates. Shareholders and other interested parties may communicate with any of the independent directors, individually or as a group, by following the procedures set forth on page 42 of this proxy statement.
Audit Committee Report
The Audit Committee is comprised of four directors, each of whom is experienced with financial statements and has past accounting or related financial management experience. Each of the members of the Audit Committee is independent as defined by the NYSE and NASDAQ listing standards. The Board has determined that three of the four members of the Audit Committee is an “audit committee financial expert” as defined in Securities and Exchange Commission regulations.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established and the audit process. The members of the Committee are Theodore H. Emmerich (Chairman), Terry S. Jacobs, Gregory G. Joseph and John I. Von Lehman.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages the Company’s independent accountants who report directly to the Committee.
The Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Company’s independent accountants also provided to the Committee the written disclosures and the letter pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and the Committee discussed with the independent accountants that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of AFG.
Based on the Committee’s discussions with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

Members of the Audit Committee	Theodore H. Emmerich, Chairman
Terry S. Jacobs
Gregory G. Joseph
John I. Von Lehman

Audit Committee Pre-Approval Policies
The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to AFG by Ernst & Young LLP. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.
Independence Determinations
In accordance with NYSE and NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines comply with the listing standards set forth by the NYSE and NASDAQ. The Company’s director qualification standards are available on the Company’s website at www.AFGinc.com. Where the NYSE and NASDAQ rules on director independence conflict, the Company’s standards reflect the applicable rule which is more stringent to the director and the Company. Based on these standards, at its meeting held on May 14, 2009, the Board determined that each of the following non-employee directors, namely Messrs. Ambrecht, Emmerich, Jacobs, Joseph, Verity and Von Lehman is independent and has no relationship with the Company, except as a director and shareholder of the Company, and the Board intends to make such a determination as to each of these directors at the Board of Directors meeting following the 2010 annual meeting of shareholders.
Mr. Ambrecht was a Managing Director with First Albany Capital from July 2004 until December 2005. For more than five years prior to that, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. From time to time, the Company has purchased or sold securities through these companies in the ordinary course of business, for which it paid customary commissions. The Company has acquired vehicles from, and had vehicles serviced by, automobile dealerships affiliated with a company of which Mr. Joseph is an executive and part owner. The amounts involved in these transactions were deemed by AFG’s Board of Directors not to be material.

NOMINATIONS AND SHAREHOLDER PROPOSALS
In accordance with the Company’s Amended and Restated Code of Regulations (the “Regulations”), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least ninety and not more than one hundred twenty days prior written notice setting forth or accompanied by (1) certain disclosures about the proposed nominee, including biographical, stock ownership and investment intent information and all other information about the proposed nominee that is required in the solicitation of proxies in an election contest or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, (2) certain disclosures regarding the shareholder giving the notice and specified persons associated with such shareholder, including biographical and stock ownership information for and any hedging activity or other similar arrangements entered into by such persons, (3) verification of the accuracy or completeness of any information contained in the nomination at the Company’s request, (4) a statement that a nomination that is inaccurate or incomplete in any manner shall be disregarded, (5) a representation that the shareholder was a holder of record of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice, and (6) the consent of each such nominee to serve as director if so elected. Directors nominated through this process will be considered by the Corporate Governance Committee.
The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2011 annual meeting, it must be received by February 16, 2011. In order for a proposal to be considered for inclusion in AFG’s proxy statement for that meeting, it must be received by December 3, 2010. Our Regulations, as they may be amended from time to time, may contain additional requirements for matters to be properly presented at annual meetings of shareholders.
The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Regulations afford shareholders certain rights related to such matters. Nominees for directorship will be recommended by the Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines also on AFG’s website. When considering an individual candidate’s suitability for the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. The Corporate Governance Committee has not established a formal policy on diversity in identifying director candidates. However, the Company aims to have a Board representing diverse experience in business, finance, insurance and other disciplines, relevant to the Company’s operations and the Corporate Governance Committee.
The Committee will make its determinations on whether to nominate an individual in the context of the Board as a whole and based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.
The Corporate Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this proxy statement from any shareholder, independent director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.

COMMUNICATIONS WITH DIRECTORS
The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the independent directors, and sent to either of the following, who will forward any communications so received:

James C. Kennedy Vice President, Deputy General Counsel & Secretary American Financial Group, Inc. One East Fourth Street Cincinnati, Ohio 45202	Theodore H. Emmerich Chairman of the Audit Committee American Financial Group, Inc. One East Fourth Street Cincinnati, Ohio 45202
CODE OF ETHICS
The Company’s Board of Directors adopted a Code of Ethics applicable to the Company’s directors, officers and employees. The Code of Ethics is available at www.AFGinc.com and upon written request to the Company’s Secretary, the address of whom is set forth immediately above. The Company intends to disclose amendments and any waivers to the Code of Ethics on its website or via a press release and/or current report on Form 8-K within four business days after such amendment or waiver.

One East Fourth Street
Cincinnati, Ohio 45202